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                                                                Exhibit 4.2(a)


                                 EDENTIFY, INC.
                              74 West Broad Street
                                    Suite 350
                          Bethlehem, Pennsylvania 18018


                                                     As of April 29, 2005

Bushido Capital Master Fund, L.P.
275 Seventh Avenue, Suite 2000
New York, NY 10001

Gamma Opportunity Capital Partners, L.P.
1967 Longwood-Lake Mary Road
Longwood, FL 32750

Dear Sirs:

As you are aware, on April 29, 2005, Edentify, Inc. ("Edentify"), a Delaware corporation with its principal place of business at 74 West Broad Street, Suite 350, Bethlehem, Pennsylvania 18018 closed on the reverse acquisition with Budgethotels Network, Inc. ("Budget"), a publicly held Nevada corporation, the effect of which was Edentify becoming a wholly owned subsidiary of Budget.

This letter will serve to memorialize our agreement to amend certain terms of the 8% Senior Secured Convertible Debenture of Edentify principal amount $300,000 to which you subscribed on December 31, 2004 (hereinafter the "Debenture") and the Common Stock Purchase Warrant granted to you by Edentify of even date therewith (hereinafter, the "Warrant").

1. The definition of the "Company" set forth in the preamble to the Debenture is hereby amended to state as follows:

      "Edentify, Inc., a publicly held Nevada corporation, having a principal place of business at 74 West Broad Street, Suite 350, Bethlehem, Pennsylvania 18018 (the "Company")."



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Bushido Capital Master Fund, L.P.
Gamma Opportunity Capital Partners. L.P.
As of April 29, 2005
Page 2 of 3

2.    Section 4(b) of the Debenture is hereby amended to state as follows:

      "Conversion Price. Upon conversion of any portion of the principal amount of this Debenture, the Holder shall be entitled to that number of shares of Common Stock equal to such principal amount converted divided by $0.15."

3.    The preamble of the Warrant is hereby amended to state as follows:

      THIS COMMON STOCK PURCHASE WARRANT (the "Warrant") certifies that, for value received, _____________ (the "Holder"), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the "Initial Exercise Date") and on or prior to the close of business on the fifth anniversary of the Initial Exercise Date (the "Termination Date") but not thereafter, to subscribe for and purchase from Edentify, Inc., a Nevada corporation (the "Company"), such number of shares of Common Stock of the Company equal to the Holder's Warrant Subscription Amount divided by the Exercise Price (the "Warrant Shares"). The purchase price of each Warrant Share under this Warrant shall be equal to the Exercise Price, as defined in
      Section 2(b)."

4.    Paragraph 1 of the Warrant is hereby amended to state as follows

      "For purposes of this Warrant, the term "Warrant Subscription Allocation" shall mean the Subscription Amount of the Holder on the Closing Date."

5.    Paragraph 2(b) of the Warrant is hereby amended to state as follows:

      "Exercise Price. The exercise price (the "Exercise Price") of each Warrant Share granted pursuant to this Warrant shall be $0.15 per share."

All other provisions, terms and conditions set forth in the Debenture and the Warrant shall remain in full force and effect.

This agreement may be executed in two or more counterparts, each of which will be deemed an original and when taken together shall constitute one and the same agreement.

                   [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK
                            SIGNATURE PAGE TO FOLLOW]


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Bushido Capital Master Fund, L.P.
Gamma Opportunity Capital Partners. L.P.
As of April 29, 2005
Page 3 of 3


Please acknowledge your agreement by executing below and returning an executed copy to me by facsimile and an original executed copy to me by regular mail.

                                            Very truly yours,

                                            /s/ Terrence DeFranco

                                            Terrence DeFranco
                                            Chief Executive Officer

ACKNOWLEDGED AND AGREED TO
as of the date first written above:

Bushido Capital Master Fund, L.P.
By:  Bushido Capital Partners Ltd., General Partner

         By:  /s/ Christopher Rossman
         Name:  Christopher Rossman
         Title:  Managing Director

Gamma Opportunity Capital Partners, L.P.

         By:  /s/ Jonathan P. Knight
         Name:  Jonathan P. Knight
         Title:  Director